Exhibit 1A-4

Scholar Hospitality Holdings I LLC

INVESTMENT AGREEMENT

This is an Investment Agreement, dated as of [*], 2026, entered into by and between Scholar Hospitality Holdings I LLC, a Delaware limited liability company (the “Company”), and the purchaser identified on the Investment Questionnaire below (“Purchaser”).

Background

A. The Company is in the business of acquiring, owning, managing and operating hotels and other real estate assets (the “Business”).

B. In order to accelerate the growth of the Business, the Company is offering to certain qualified investors limited liability company interests of the Company denominated as “Class A Units” under the Company’s Limited Liability Company Agreement, dated April 14, 2026 (the “LLC Agreement”), subject to the terms and conditions of this Investment Agreement and pursuant to an Offering Circular dated May 14, 2026 (the “Disclosure Document”).

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties hereby agree as follows:

1. Defined Terms. The Company is sometimes referred to using words like “we” and “our,” and Purchaser is sometimes referred to using words like “you,” “your,” and “its.”

2. Purchase of Class A Units. Subject to the terms and conditions of this Investment Agreement, the Company hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from the Company, that number of Class A Units for the Purchase Price set forth on the Investment Questionnaire.

3. No Right to Cancel. You do not have the right to cancel your purchase or change your mind. Once you sign this Investment Agreement, you are obligated to purchase the Class A Units.

4. Our Right to Reject Your Investment. In contrast, we have the right to reject your investment for any reason or for no reason, in our sole discretion. If we reject your investment, any money you have given us will be returned to you.

5. Your Class A Units. You will not receive a paper certificate representing your Class A Units. Instead, your Class A Units will be recorded on the books and records of the Company.

6. Your Representations and Warranties. You represent and warrant that:

6.1. Accuracy of Information. All of the information you have given to us, whether in this Investment Agreement or otherwise, is accurate and we may rely on it. If any of the information you have given to us changes before we accept your purchase, you will notify us immediately. If any of the information you have given to us is inaccurate and we are damaged (harmed) as a result, you will indemnify us, meaning you will pay any damages.

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6.2. Review of Information. You have read all of the information in this Investment Agreement, including all the exhibits. Without limiting that statement, you: (a) have been provided with whatever information you believe necessary or pertinent to allow you to make an informed investment decision with respect to the Class A Units; and (b) have reviewed and understand all of the risks listed in the Disclosure Document.

6.3. Risks. You understand all the risks of purchasing the Clas A Units, including the risk that you could lose all your investment. Without limiting that statement, you have reviewed and understand all the risks listed under “Risk Factors” set forth in the Disclosure Documents.

6.4. No Representations. Nobody has made any promises or representations to you, except the information in this Investment Agreement. Nobody has guaranteed any financial outcome of your investment.

6.5. Opportunity to Ask Questions. You have had the opportunity to ask questions about the Company and the investment opportunity. All your questions have been answered to your satisfaction.

6.6. Your Legal Power to Sign and Invest. You have the legal power to sign this Investment Agreement and purchase the Class A Units.

6.7. No Government Approval. You understand that no state or federal authority has reviewed this Investment Agreement or made any finding relating to the value or fairness of the investment.

6.8. No Transfer. You understand that you may not transfer your Class A Units without the consent of the Company’s Manager. Also, US securities laws limit transfer of your Class A Units. Finally, there is currently no market for the Class A Units, meaning it might be hard to find a buyer. As a result, you should be prepared to hold your Class A Units indefinitely.

6.9. No Advice. We have not provided you with any investment, financial, or tax advice. Instead, we have advised you to consult with your own legal and financial advisors and tax experts.

6.10. Tax Treatment. We have not assured you of any particular tax outcome from buying or holding your Class A Units.

6.11. Past Performance. You understand that even if our principals have been successful with other projects, we might not be successful with this project.

6.12. Acting on Your Own Behalf. You are acting on your own behalf in purchasing your Class A Units, not on behalf of anyone else.

6.13. Investment Purpose. You are purchasing your Class A Units solely as an investment, not with an intent to re-sell or “distribute” any part of it.

6.14. Anti-Money Laundering Laws. Your investment will not, by itself, cause the Company to be in violation of any “anti-money laundering” laws, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, and the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

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6.15. Additional Information. At our request, you will provide further documentation verifying the source of the money used to purchase the Class A Units.

6.16. Disclosure. You understand that we may release confidential information about you to government authorities if we determine, in our sole discretion after consultation with our lawyers, that releasing such information is in the best interest of the Company or if we are required to do so by such government authorities.

6.17. Additional Documents. You will execute any additional documents we request if we reasonably believe those documents are necessary or appropriate and explain why.

6.18. No Violations. Your purchase of the Class A Units will not violate any law or conflict with any contract to which you are a party.

6.19. Enforceability. This Investment Agreement is enforceable against you in accordance with its terms.

6.20. No Inconsistent Statements. No person has made any oral or written statements or representations to you that are inconsistent with the information in this Investment Agreement and the Disclosure Document.

6.21. Financial Forecasts. You understand that any financial forecasts or projections are based on estimates and assumptions we believe to be reasonable but are highly speculative. Given the industry, our actual results may vary from any forecasts or projections.

6.22. Notification. If you discover at any time that any of the promises in this Section 6 are untrue, you will notify us right away.

6.23. Non-U.S. Purchasers. If you are neither a citizen or a resident (green card) of the United States, then (i) the offer and sale of the Class A Units is lawful in the country of your residence, and (ii) the Company is not required to register or file any reports or documents with the country of your residence.

6.24. Additional Promises by Individuals. If you are a natural person (not an entity), you also promise that:

6.24.1. Knowledge. You have enough knowledge, skill, and experience in business, financial, and investment matters to evaluate the merits and risks of the investment.

6.24.2. Financial Wherewithal. You can afford this investment, even if you lose your investment. You don’t rely on this money for your current needs, like rent or utilities.

6.24.3. Anti-Terrorism and Money Laundering Laws. None of the money used to purchase your Class A Units was derived from or related to any activity that is illegal under United States law, and you are not on any list of “Specially Designated Nationals” or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”), nor are you a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC.

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6.25. Entity Investors. If the Purchaser is a legal entity, like a corporation, partnership, or limited liability company, Purchaser also promises that:

6.25.1. Good Standing. Purchaser is validly existing and in good standing under the laws of the jurisdiction where it was organized and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted.

6.25.2. Other Jurisdictions. Purchaser is qualified to do business in every other jurisdiction where the failure to qualify would have a material adverse effect on Purchaser.

6.25.3. Authorization. The execution and delivery by Purchaser of this Investment Agreement, Purchaser’s performance of its obligations hereunder, the consummation by Purchaser of the transactions contemplated hereby, and the purchase of the Class A Units, have been duly authorized by all necessary corporate, partnership or limited liability company action.

6.25.4. Investment Company. Purchaser is not an “investment company” within the meaning of the Investment Company Act of 1940.

6.25.5. Information to Investors. Purchaser has not provided any information concerning the Company or its business to any actual or prospective investor, except this Investment Agreement, and other written information that the Company has approved in writing in advance.

6.25.6. Anti-Terrorism and Money Laundering Laws. To the best of Purchaser’s knowledge based upon appropriate diligence and investigation, none of the money used to purchase the Class A Units was derived from or related to any activity that is illegal under United States law. Purchaser has received representations from each of its owners such that it has formed a reasonable belief that it knows the true identity of each of the ultimate investors in Purchaser. To the best of Purchaser’s knowledge, none of its ultimate investors is on any list of “Specially Designated Nationals” or known or suspected terrorists that has been generated by OFAC, nor is any such ultimate investor a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC.

7. Confidentiality. The information we have provided to you about the Company, including the information in this Investment Agreement, is confidential. You will not reveal such information to anyone or use such information for your own benefit, except to purchase the Class A Units.

8. Re-Purchase of Class A Units. If we decide that you provided us with inaccurate information or have otherwise violated your obligations, or if required by any applicable law or regulation related to terrorism, money laundering, and similar activities, we may (but shall not be required to) repurchase your Class A Units for an amount equal to the amount you paid for it.

9. Future Issuances. You understand and agree that the Company intends to sell Class A Units to more than one investor and that it (a) intends to continue selling Class A Units in the future to additional investors; and (b) may decide to issue another class or series of equity that may have greater rights and privileges than the Class A Units (the “New Units”).

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10. Governing Law. Your relationship with us shall be governed by Delaware law, without considering principles of conflicts of law.

11. Execution of LLC Agreement. Your execution of this Investment Agreement will also serve as your signature on the LLC Agreement attached as Exhibit B, just as if you had signed a paper copy of the LLC Agreement in blue ink.

12. Consent to Electronic Delivery. You agree that we may deliver all notices, tax reports and other documents and information to you by email or another electronic delivery method we choose. You agree to tell us right away if you change your email address or home mailing address so we can send information to the new address.

13. Notices. All notices between us will be electronic. We will contact you by email at the email address you provided on the Investment Questionnaire. Either of us may change our email address by notifying the other (by email). Any notice will be considered to have been received on the day it was sent by email, unless the recipient can demonstrate that a problem occurred with delivery. You should designate our email address as a “safe sender” so our emails do not get trapped in your spam filter.

14. Limitations on Damages. WE WILL NOT BE LIABLE TO YOU FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, EVEN IF YOU TELL US YOU MIGHT INCUR THOSE DAMAGES. This means that at most, you can bring a claim against us for the amount of your investment. You can’t bring a claim against us for anything else.

15. Waiver of Jury Rights. IN ANY DISPUTE WITH US, YOU AGREE TO WAIVE YOUR RIGHT TO A TRIAL BY JURY. This means that any dispute will be heard by a judge, not a jury. However, the foregoing waiver of trail by jury does not apply to claims arising under federal securities laws.

16. Miscellaneous Provisions.

16.1. No Transfer. You may not transfer your rights or obligations.

16.2. Right to Legal Fees. If we have a legal dispute with you, the losing party will pay the costs of the winning party, including reasonable legal fees.

16.3. Headings. The headings used in this Investment Agreement (e.g., the word “Headings” in this paragraph), are used only for convenience and have no legal significance.

16.4. No Other Agreements. This Investment Agreement and the documents it refers to (including the LLC Agreement) are the only agreements between us.

16.5. Electronic Signature. You will sign this Investment Agreement electronically, rather than physically.

[Remainder of Page Left Intentionally Blank – Investment Questionnaire to Follow]

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INVESTMENT QUESTIONNAIRE

Name of Purchaser

Class A Units Purchased

Total Purchase Price

Social Security Number (If You Are an Individual)

Or

Employer Identification Number (If You Are an Entity)

Jurisdiction of Formation (If You Are an Entity)

Mailing Address
Street 1

Street 2

City

State and Zip Code

Country

Email Address

Phone Number

Investor Questionnaire

SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned has executed this Investment Agreement effective on the date first written above.

Signature

Entity Name (If Applicable)

Name and Title (For Entities Only)

ACCEPTED:

SCHOLAR HOSPITALITY HOLDINGS I LLC

By:	Scholar Hospitality Holdings I GP LLC

By:
Gary Brandeis, Manager